Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Vanguard Health Systems, Inc.:
We consent to the incorporation by reference in this registration statement on Form S-8 of Vanguard Health Systems, Inc. of our report dated December 17, 2010, with respect to the combined statements of financial position of West Suburban Medical Center and Westlake Hospital as of June 30, 2010 and 2009, and the related combined statements of operations, changes in divisional net deficit, and cash flows for each of the years in the three year period ended June 30, 2010.
/s/ KPMG LLP
Chicago, Illinois
June 23, 2011